Exhibit 23.2

Consent of Independent Auditors

We consent to the incorporation by reference in the Registration Statement on this Form S-3 and related Prospectus of Spruce Power Holding Corporation of our audit report dated November 21, 2022, with respect to the combined consolidated financial statements of Spruce Holding Company 1, LLC, Spruce Holding Company 2, LLC, Spruce Holding Company 3, LLC and Spruce Manager, LLC as of and for the years ended December 31, 2021 and 2020, appearing in the Current Report on Form 8-K/A of Spruce Power Holding Corporation filed with the Securities and Exchange Commission on November 22, 2022.

We also consent to the reference to our firm under the heading “Experts” in such Prospectus.

San Diego, California

January 10, 2023